August 3, 2010

PRIVATE AND CONFIDENTIAL

The Board of Directors
Zhong Wen International Holding Co., Ltd
Room 1101, 11/F,
Shun Kwong Commercial Building,
No. 8 Des Vouex Road West,
HONG KONG

Dear Sirs

Consent of Independent Registered Public Accounting Firm

We hereby consent to the use, in the Registration Statement on Form S-1, to be filed with the Securities and Exchange Commission,  by Zhong Wen International Holding Co., Ltd, of our auditors’ report dated June 21, 2010 relating to the financial statements of Zhong Wen International Holding Co., Ltd. as of and for the period from May 24, 2010 (date of incorporation) to June 15, 2010 which appeared in such Registration Statement on Form S-1 of Zhong Wen International Holding Co., Ltd.

We also consent to the reference of our firm under the caption “Experts” in such Registration Statement on Form S-1 of Zhong Wen International Holding Co., Ltd.

Yours faithfully

/s/ HLB Hodgson Impey Cheng
Chartered Accountants
Certified Public Accountants